SHARE PURCHASE AGREEMENT

     This Share Purchase Agreement (the "Agreement") is entered into as of the 29th day of June, 1999, among Comcast Corporation, a Pennsylvania Corporation ("Buyer"), Glenn R. Jones("Jones") and Jones International Ltd., a Colorado corporation ("Jones International" and, together with Jones, "Sellers").

                                   BACKGROUND

     Buyer desires to purchase (i)2,627 shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"), of Jones Intercable, Inc., a Colorado corporation (the "Company), from Jones (the "Jones Shares") and (ii) 997,373 shares of Class A Stock from Jones International (the "Jones International Shares" and, together with the Jones Shares, the "Shares), and each Seller desires to sell its Shares to Buyer, upon the terms set forth herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Purchase and Sale of the Shares. Upon the basis of the representations, warranties, acknowledgments, agreements and covenants herein contained, on July 2, 1999 (the "Closing Date") (a) Buyer will purchase the Jones Shares from Jones, and Jones will sell the Jones Shares to Buyer, for an aggregate purchase price of $131,350 (the "Jones Purchase Price") and (ii) Buyer will purchase the Jones International Shares from Jones International, and Jones International will sell the Jones International Shares to Buyer, for an aggregate purchase price of $49,868,650 (the "Jones International Purchase Price"). The foregoing transactions are referred to herein as the "Closing".

     2. Closing. On the Closing Date, (i) Jones will deliver to Buyer certificates for the Jones Shares and Jones International will deliver to Buyer certificates for the Jones International Shares (together, the "Certificates") duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and (i) Buyer will deliver to Jones the Jones Purchase price and to Jones International the Jones International Purchase Price, in each case in cash by wire transfer of immediately available funds.

     2. Representations and Warranties. As of the date hereof and as of the Closing Date, each Seller hereby represents and warrants to Buyer as follows:

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          (a) Such  Seller  has full  power,  capacity,  authority  and right to
     execute  and  deliver  this  Agreement  and  to  perform  its   obligations
     hereunder.

          (b) This Agreement has been duly authorized by all necessary action and constitutes the valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms.

          (c) With respect to Jones, (i) Jones is the record and beneficial owner of the Jones Shares free and clear of any liens, security interests, encumbrances, claims, liabilities, restrictions and third party rights ("Liens") and (ii) at Closing, Jones will transfer and deliver to Buyer, good and valid title to the Jones Shares free and clear of any Lien. With respect to Jones International, (i) Jones International is the record and beneficial owner of the Jones International Shares free and clear of any Liens and (ii) at the Closing , Jones International will transfer and deliver to Buyer good and valid title to the Jones International Shares free and clear of any Lien.

          (d) No approval, authorization, consent or filing is required in connection with the execution, delivery and performance of this Agreement by such Seller, except as may be required under the Securities Exchange Act of 1934, as amended.

          (e) The execution, delivery and performance of this Agreement by such Seller does not contravene or conflict with any agreement, contract or other instrument, or any law, rule, regulation, order or decree, binding upon or applicable to such Seller.

     3. Acknowledgment and Release. Each Seller acknowledges that Buyer has made available to such Seller all information requested by such Seller relating to the Company and the value of its Shares. Each Seller hereby releases Buyer and its affiliates from any claims relating to the Purchase Price being paid for its Shares, including any claim that Buyer may be in possession of material information that has not been disclosed to such Seller. The parties acknowledge and agree that, except as expressly set forth herein, no party makes any warranty or representation, express or implied or arising by operation of law in connection with the transactions provided for herein.

     4. Indemnity. The Seller's hereby jointly and severally agree to indemnify, defend and hold harmless Buyer and its affiliates against any and all losses, expenses, damages, injuries, judgments, claims, liabilities and costs (including without limitation reasonable attorneys' fees and costs and the

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reasonable  costs of enforcing this  indemnity)  arising from or relating to any inaccuracy in any representation or warranty of either Seller or any breach by either Seller of any covenant, acknowledgement, undertaking or agreement set forth herein.

     5. Miscellaneous. (a) Each Seller agrees to provide reasonable cooperation to Buyer in executing and delivering all further documents necessary to effect the purchase and sale of its Shares.

     (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by both parties hereto.

     (c) This agreement shall be binding upon and inure to the benefit of each of the parties and their respective heirs, administrators, successors, assigns and legal representatives.

     (d) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law rules of such state.

     (e) This Agreement may be executed in counterparts each of which shall be an original with the same effects as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (f) This Agreement constitutes the entire agreement and understanding among
the  parties   hereto  and   supersedes   any  and  all  prior   agreements  and
understandings, written or oral, relating to the subject matter hereof.


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     IN  WITNESS  WHEREOF,  each  of the  undersigned  has  duly  executed  this
Agreement as of the date first set forth above.


                                            COMCAST CORPORATION


                                            By:  /s/ William E. Dordelman
                                                 ------------------------------
                                                 Name: William E. Dordelman
                                                 Title: Vice President - Finance


                                            /s/ Glenn R. Jones
                                            -----------------------------------
                                            Glenn R. Jones


                                            JONES INTERNATIONAL LTD.

                                            By:  /s/ Glenn R. Jones
                                                 ------------------------------
                                                 Name: Glenn R. Jones
                                                 Title: Chief Executive Officer